GSE SYSTEMS, INC.

                              9189 Red Branch Road
                            Columbia, Maryland 21045
                                 (410) 772-3500

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     The annual meeting of stockholders of GSE Systems, Inc. (the "Company") will be held on Thursday, June 16, 2005, at 11:00 a.m. local time, at our headquarters located at 9189 Red Branch Road, Columbia, Maryland. The purposes of the annual meeting are:

        1. To elect three directors to serve until the 2007 Annual Meeting and until their respective successors are elected and qualify, and to elect three directors to serve until the 2008 Annual Meeting and until their respective successors are elected and qualify;
        2. To approve an amendment to the Company's 1995 Long-Term Incentive Plan (as Amended and Restated Effective June 25, 2001);
        3. To ratify the Board of Director's appointment of KPMG LLP, independent certified public accountants, as the Company's independent auditors for the fiscal year ending December 31, 2005; and
        4. To transact such other business as may properly come before the annual meeting or at any adjournments or postponements thereof.

     The Board of Directors set May 6, 2005 as the record date for the meeting. This means that owners of common stock at the close of business on that day are entitled to (a) receive this notice of the meeting, and (b) vote at the meeting or at any adjournments or postponements thereof.

     The list of stockholders as of the record date will be available at the meeting. If you plan to attend, please mark the appropriate box on the enclosed proxy card to help us plan for the meeting.

     Your vote is important. We encourage you to read the enclosed proxy statement and to sign and return the proxy card as soon as possible so that your shares will be represented and voted even if you do not attend. If you do attend the meeting, you may revoke your proxy and vote in person.

                                             By Order of the Board of Directors


                                             Jeffery G. Hough
                                             Secretary


Columbia, Maryland
May 16, 2005

                               GSE SYSTEMS, INC.
                              9189 Red Branch Road
                            Columbia, Maryland 21045
                                 (410) 772-3500

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The Board of Directors is furnishing you this proxy statement and accompanying proxy card to solicit proxies to be voted at the 2005 annual meeting of the stockholders of GSE Systems, Inc. (the "Company"). The annual meeting will be held at 11:00 a.m. local time on Thursday, June 16, 2005 at our headquarters located at 9189 Red Branch Road, Columbia, Maryland. The proxies may also be voted at any adjournments or postponements of the annual meeting.

     The address of the Company's principal executive offices is 9189 Red Branch Road, Columbia, Maryland, 21045. The proxy materials and the Company's 2004 Annual Report are first being sent to stockholders on or about May 26, 2005.

     All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy unless the proxy is revoked before the meeting. You can revoke your proxy by --

        (a) giving written notice to the Secretary of the Company,

        (b) delivering a later dated proxy, or

        (c) voting in person at the meeting.

       As a stockholder, you should specify your choice for each matter on the enclosed form of proxy. If no instructions are given, proxies that are signed and returned will be voted FOR the election of all director nominees, FOR the proposal to amend the Company's 1995 Long-Term Incentive Plan (as Amended and Restated Effective April 5, 1999), and FOR the proposal to ratify the appointment of KPMG LLP. Other matters that properly come before the annual meeting will be voted upon by the persons named in the enclosed proxy in accordance with their best judgment.

     The Company will continue its long-standing practice of holding the votes of all stockholders in confidence from directors, officers and employees except:
(a) as necessary to meet applicable legal requirements and to assert and defend claims for or against the Company; (b) in case of a contested proxy solicitation; or (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Voting Securities

     Only stockholders of record at the close of business on May 6, 2005 will be entitled to vote at the annual meeting or at any adjournments or postponements thereof. On May 6, 2005, there were 8,999,706 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on all matters that may properly come before the annual meeting.

     The presence in person or by proxy at the annual meeting of the holders of at least a majority of the total number of outstanding shares of common stock will constitute a quorum for the transaction of business.

     Shares of common stock represented by a properly signed and returned proxy will be counted as present at the annual meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

     Directors are elected by a plurality of the votes cast. A withheld vote will not affect the required plurality. All other matters to come before the annual meeting require a majority vote in person or by proxy. Therefore, abstentions will have the same effect as votes against the proposals on such matters.

     Brokers who hold shares of common stock in street name may not have the authority to vote on certain matters for which they have not received voting instructions from beneficial owners. Such broker non-votes, although present for quorum purposes, will be deemed shares not present to vote on such matters and will not be included in calculating the number of votes necessary for approval of such matters.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information regarding beneficial ownership of the Company's common stock, as of May 6, 2005, by: (i) each stockholder who is known by the Company to own beneficially more than 5% of the outstanding common stock, (ii) each of the Company's directors, (iii) each current executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

     We are not aware of any material proceedings to which any of the parties identified under (i), (ii) or (iii) above, or any associate thereof, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

     In preparing the following table, the Company has relied on the information contained in the statements previously filed by GP Strategies Corporation ('GP Strategies"), and Schedule 13G/A filed for 2004 by Wells Capital Management, Inc. Certain of the shares reported in the following table may be deemed to be beneficially owned by more than one person and, therefore, may be included in more than one table entry.

                                                      Number of           Percent of
                                                   Common Stock          Outstanding
                                                 Shares Beneficially        Common
                                                       Owned                Stock
                                               ----------------------  -----------------
Name of Beneficial Owner
------------------------
Certain Beneficial Owners

GP Strategies Corporation (1)                            5,471,052          58.7%
     777 Westchester Avenue
     White Plains, NY 10604

Wells Capital  Management Inc.(2)                        1,530,056          17.0%
     525 Market Street, 10th Floor
     San Francisco, CA 94105


Directors and Executive Officers (3)

Jerome I. Feldman (4)                                    5,371,052          58.3%
Scott N. Greenberg (5)                                   5,254,052          57.7%
George J. Pedersen (6)                                     373,250           4.0%
Chin-Our Jerry Jen (7)                                     148,032           1.6%
Jeffery G. Hough (8)                                       107,654           1.2%
Gill R. Grady (9)                                           59,827           0.7%
Hal D. Paris (10)                                           53,622           0.6%
John V. Moran (11)                                          48,376           0.5%
Sheldon L. Glashow (12)                                     26,258           0.3%
Joseph W. Lewis (13)                                        10,000           0.1%
Roger Hagengruber (14)                                      10,000           0.1%
Andrea Kantor                                                  -               -
Douglas Sharp                                                  -               -

Directors and Executive Officers as a group
     (13 persons) (15)                                   6,308,071          62.5%

     1 Includes 217,000 shares issuable to Mr. Feldman upon the exercise of options which are currently exercisable, 100,000 shares issuable to Mr. Greenberg upon the exercise of options which are currently exercisable, 875,000 shares owned by SGLG, Inc. (SGLG), 250,000 shares owned by General Physics Corporation (GPC), and 4,029,052 shares owned by GP Strategies. GP Strategies owns GPC as well as a controlling interest in SGLG. GP Strategies disclaims beneficial ownership of all shares, including those subject to options, owned directly by Mr. Feldman and Mr. Greenberg.

     2 Persons other than Wells Capital Management, Inc. have the right to receive dividends from or the proceeds of the sale of such common stock. No such right to receive proceeds or dividends relates to more than 5% of the class. Wells Capital Management, Inc. is a subsidiary of Wells Fargo & Company. Dick Kovacevich is Chairman and CEO.

     3 The address of all directors and executive officers is in care of GSE Systems, Inc., 9189 Red Branch Road, Columbia, MD 21045.

     4 Includes 217,000 shares subject to options owned directly by Mr. Feldman which are currently exercisable, as well as 4,029,052 shares owned by GP Strategies, 875,000 shares owned by SGLG and 250,000 shares owned by GPC. Mr. Feldman disclaims beneficial ownership of all the shares owned by GP Strategies, SGLG and GPC.

     5 Includes 100,000 shares subject to options owned directly by Mr. Greenberg which are currently exercisable, as well as 4,029,052 shares owned by GP Strategies, 875,000 shares owned by SGLG and 250,000 shares owned by GPC. Mr. Greenberg disclaims beneficial ownership of all the shares owned by GP Strategies, SGLG and GPC.

     6 Includes 56,250 shares owned directly by Mr. Pedersen, 217,000 shares issuable upon the exercise of options which are currently exercisable, and 100,000 warrants which are owned by ManTech International Corp. and are currently exercisable. Mr. Pedersen has a controlling interest in ManTech International Corporation. Mr. Pedersen disclaims beneficial ownership of the warrants owned by ManTech.

     7 Includes 3,800 shares owned directly by Mr. Jen and 144,232 shares issuable upon the exercise of options which are currently exercisable.

     8 Includes 107,654 shares issuable upon the exercise of options which are currently exercisable.

     9 Includes 100 shares owned directly by Mr. Grady and 59,727 shares issuable upon the exercise of options which are currently exercisable.

     10 Includes 53,622 shares issuable upon the exercise of options which are currently exercisable.

     11 Includes 48,376 shares issuable upon the exercise of options which are currently exercisable.

     12 Includes 8,129 shares owned directly by Dr. Glashow and 18,129 shares issuable upon the exercise of options which are currently exercisable.

     13 Includes 10,000 shares issuable upon the exercise of options which are currently exercisable.

     14 Includes 10,000 shares issuable upon the exercise of options which are currently exercisable.

     15 Includes 1,085,740 shares issuable upon the exercise of options and warrants which are currently exercisable.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes that serve staggered three-year terms and are nearly equal in number as possible. The stockholders elect at least one class of directors annually. Each class generally serves for a period of three years, although a director may be elected for a shorter term in order to keep the number of directors in each class approximately equal. This practice is in accordance with the Company's Certificate of Incorporation.

     All of the directors were previously elected by the stockholders except for Andrea D. Kantor, John V. Moran and Douglas E. Sharp who were appointed to the board in October 2003.

     The terms of Jerome I. Feldman, John V. Moran and George J. Pedersen will expire at the 2005 annual meeting. These directors have been nominated by the Company's Nominating Committee to stand for reelection at the meeting to hold office until 2007 and until their successors are elected and qualified.

     The terms of Dr. Sheldon L. Glashow, Dr. Roger L Hagengruber and Chin-Our Jerry Jen will expire at the 2005 annual meeting. These directors have been nominated by the Company's Nominating Committee to stand for reelection at the meeting to hold office until 2008 and until their successors are elected and qualified.

     On October 21, 2003, the Board increased the number of directors from nine to eleven and elected John V. Moran as a director to serve until the 2005 annual meeting and elected Andrea D. Kantor and Douglas E. Sharp to serve until the 2006 annual meeting.

     On December 31, 2004, John A. Moore resigned from the board.

     The proxies solicited hereby, unless directed to the contrary, will be voted for election of the nominees. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board has no reason to believe that any of the nominees will not be a candidate or will be unable to serve, but if either occurs proxies may be voted for such substituted nominee or nominees as the board, in its discretion, may designate.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
                   JEROME I. FELDMAN, DR. SHELDON L. GLASHOW,
          DR. ROGER L. HAGENGRUBER, CHIN-OUR JERRY JEN, JOHN V. MORAN,
                            AND GEORGE J. PEDERSEN.

     The following sets forth certain biographical information, including professional background and business-related experience, for each of the nominees and incumbent directors.

Class I Directors: Incumbents standing for election for a term to expire in 2008.

     Sheldon L. Glashow, Ph.D., age 72. Dr. Glashow has served as a director since 1995. Dr. Glashow is the Higgins Professor of Physics Emeritus at Harvard University, and a university professor and the Arthur G.B. Metcalf Professor of Mathematics & the Sciences at Boston University since July 2000, and previously taught physics at other major universities in Massachusetts, Texas, California and France. In 1979, Dr. Glashow received the Nobel Prize in Physics. Dr. Glashow was a director of GP Strategies from 1997 to 2001; a director of General Physics Corporation from 1987 to 1995; and a director of Interferon Sciences, Inc., a pharmaceuticals company since 1991. Dr. Glashow also serves on the Board of Directors of RedStorm Scientific, Inc., a computational drug design company. Dr. Glashow previously served as a director of Duratek, Inc., an environmental technology and consulting company, from 1985 to 1995. Dr. Glashow is a foreign member of the Russian and Korean Academies of Sciences.

     Roger L. Hagengruber, Ph.D., age 62. Dr. Hagengruber has served as a director since June 2001. Dr. Hagengruber retired in 2003 as the Senior Vice President for National Security and Arms Control at the Sandia National Laboratories, where he served as an officer for over 17 years. In his former position, he led programs in nuclear technologies, arms control, satellite and sensor systems, security, and international programs, including an extensive set of projects within the states of the former Soviet Union. Dr. Hagengruber serves on the Advisory Board of ManTech International Corporation. He is Senior Vice President Emeritus at Sandia National Laboratories and a professor at the University of New Mexico, where he also serves as director of the Institute for Public Policy. Dr. Hagengruber holds B.S., M.S. and Ph.D. degrees from the University of Wisconsin, with his doctorate in nuclear physics. He is also a graduate of the Industrial College of the Armed Forces.

     Chin-Our Jerry Jen, age 56. Mr. Jen has served as a director since March 2001. Mr. Jen has been with the Company and its predecessor companies since 1980 in various engineering and senior management positions. In 1997, Mr. Jen was promoted to Senior Vice President of the Power Business Unit, and on November 14, 2000, he was named Chief Operating Officer of GSE. On March 27, 2001, Mr. Jen was named President and director.

Class II Directors: Incumbents whose terms expire in 2006

     Scott N. Greenberg, age 48. Mr. Greenberg has served as a director since 1999 and previously served as a director from 1994 to 1995. Mr. Greenberg has served on the Board of Directors of GP Strategies since 1987. Mr. Greenberg was elected the Chief Executive Officer of GP Strategies on April 26, 2005 and was the President and Chief Financial Officer of GP Strategies since 2001. Mr. Greenberg also served as a director of Valera Pharmaceuticals, Inc. until January 2005.

     Andrea D. Kantor, age 47. Ms. Kantor has served as director since October 2003. She is the Executive Vice President and General Counsel of GP Strategies since May 2005 and was the Vice President and General Counsel of GP Strategies since 2001, Vice President and Corporate Counsel from 1999 to 2001, and Associate General Counsel from 1988 to 1999. Prior to 1988, Ms. Kantor practiced law as a corporate associate in New York City at Schulte, Roth & Zabel and prior to that at Sidley Austin Brown & Wood LLP. Ms. Kantor is a member of the Association of the Bar of the City of New York and a member of the Corporate and Securities Law Committee of the American Corporate Counsel Association.

     Joseph W. Lewis, age 70. Mr. Lewis has served as a director since March 2000. In 1998, Mr. Lewis retired from Johnson Controls, Inc. after 39 years of service, including his tenure from 1986 to 1998 as Executive Vice President with responsibilities for its Controls Group. Mr. Lewis is Chairman of the Board of DryKor Ltd of Israel, a manufacturer of dehumidification equipment. He has served as a director of Wheaton Franciscan Services, Inc., a multi-system health care provider, since 1991 and served as its Treasurer from 1993 until 2002, and is currently Chairman of the Board, appointed on July 1, 2003. He previously served as a director of Entek IRD International until its sale to Allen Bradley, a division of Rockwell International Corporation.

     Douglas E. Sharp, age 46. Mr. Sharp has served as director since October 2003. He is the President and Chief Operating Officer of General Physics Corporation (GP), a global workforce development, engineering and technical services company. Beginning as a staff engineer with GP, Mr. Sharp had ever increasing responsibilities for project management, business development, and strategic planning. From Division Director to Vice President in 1994, he became President of GP's Process and Energy Group in 1998 and Chief Operating Officer in 2000. He was assigned as President and elected a member of the Board of Directors of GP in 2002. Mr. Sharp graduated with honors in Mechanical Engineering from the University of Maryland and has published and presented several technical papers. He holds professional engineering registrations in the states of Arizona, Florida, Ohio, South Carolina, Tennessee and Washington. Mr. Sharp is a member of American Society of Training and Development, American Society of Mechanical engineers and American Institute of Chemical Engineers.

Class III Directors: Incumbents standing for election for a term to expire in 2007.

     Jerome I. Feldman, age 76. Mr. Feldman has served as a director since 1994, and as Chairman of the Board since 1997. Mr. Feldman was founder of GP Strategies and was its Chief Executive Officer and Chairman of the Board until April 2005. On April 26, 2005 Mr. Feldman was elected Chariman of the Executive Committee of GP Strategies. He has been Chairman of the Board of Five Star Products, Inc. ("Five Star"), a paint and hardware distributor, since 1994; Chairman of the Board and Chief Executive Officer of National Patent Development Corporation ("NPDC"), a holding company with interests in optical plastics, paint and hardware distribution services since August 2004; and a Director of Valera Pharmaceuticals, Inc. ("Valera"), a specialty pharmaceutical company, since January 2005. Mr. Feldman is also Chairman of the New England Colleges Fund and a Trustee of Northern Westchester Hospital Foundation.

     John V. Moran, age 54. Mr. Moran has served as a director since October 2003. On November 11, 2003, Mr. Moran was appointed Chief Executive Officer of GSE Systems, Inc. Since October 2001, Mr. Moran has served as Vice President of GP Strategies Corporation. He was elected Director of Five Star Products, Inc. in January 2002 and is responsible for leading that company's strategic steering committee. Five Star, the largest distributor of home improvement products in the Northeast, was a majority-owned subsidiary of GP Strategies, prior to the spin-off of NPDC on November 24, 2004. He served as President and Chief Executive Officer of GP e-Learning Technologies, Inc. from 2000 to 2001, and was Group President of the Training and Technology Group of General Physics Corporation, a wholly owned subsidiary of GP Strategies, from 1994 to 2000.

     George J. Pedersen, age 69. Mr. Pedersen has served as a director since 1994 and as Chairman of the Company's Executive Committee since 1997. He currently serves as Chairman of the Board, Chief Executive Officer and President of ManTech International Corp. Mr. Pedersen co-founded ManTech in 1968. He was elected Chairman of ManTech's Board of Directors in 1979. In 1995, Mr. Pedersen was elected to the additional positions of President and Chief Executive Officer. Mr. Pedersen has also served as President and/or Chairman of the Board of a number of ManTech subsidiaries. Mr. Pedersen also serves as a director, Vice President and a member of the executive committee of the Professional Services Council; a trustee and a member of the executive committee of the National Security Industrial Association; and as a director of the Ivymount School. Mr. Pedersen currently serves as Chairman of the Board of MARE, Inc., Chairman of the Board of the Institute of Software Research, Chairman of the Board of Vega International, and a member of the Board of Directors of the Association for Enterprise Integration (AFEI).

Corporate Governance

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Company is a "controlled company" pursuant to the regulations of the American Stock Exchange since over 50% of the voting power is held by GP Strategies. The Company has therefore elected to take advantage of certain exceptions to the listing requirements of the American Stock Exchange applicable to controlled companies, as discussed below, including the requirement that (i) the Company have a majority of independent directors,
(ii) board nominations be made by an independent nominating committee or a majority of the independent directors, and (iii) executive compensation be determined by an independent compensation committee or majority of the independent directors.

     The non-management directors meet periodically in executive session. The executive sessions of non-management directors are to be presided over by the director who is the Chairman of the committee responsible for the issue being discussed. The Board intends to schedule at least two executive sessions of non-management directors each year. However, any director may request additional executive sessions of non-management directors to discuss any matter of concern. The Board of Directors has provided the means by which stockholders may send communications to the Board or to individual members of the Board. Such communications should be directed to the Secretary of the Company, 9189 Red Branch Rd. Columbia, MD 21045, or by email at mail@gses.com, who will forward them to the intended recipients.

     The Board of Directors reviews the independence of its members on an annual basis. No directors will be deemed to be independent unless the Board affirmatively determines that the director in question has no material relationship with the Company, directly or as an officer, stockholder, member or partner of an organization that has a material relationship with the Company. The Board has not adopted any categorical standards of directors independence, however, the Board of Directors employs the standards of independence of the AMEX rules currently in effect. As a result of its Annual Review, the Board of Directors has determined that Dr. Sheldon L. Glashow, Dr. Roger Hagengruber and Joseph W. Lewis are independent. Based on these standards, all of the members of the Audit Committee are independent.

     In 2004, the Board met one time and committees of the Board held a total of five meetings. The average attendance at meetings of the board and committees was 83%. During this period, all of the directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, except for Mr. Lewis. The board has established the following committees, the function and current members of which are noted below:

     Executive Committee. The Executive Committee consists of George J. Pedersen (Chairman) and Jerome I. Feldman. The Executive Committee has the authority to exercise all powers of the board, except for actions that must be taken by the full board under the Delaware General Corporation Law. The Executive Committee did not meet formally during 2004.

     Audit Committee. The Audit Committee consists of Roger L. Hagengruber, Sheldon L. Glashow and Joseph W. Lewis (Chairman). The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met four times during 2004.

     Nominating Committee. The Nominating Committee consists of Jerome I. Feldman and George J. Pedersen. The Nominating Committee selects and recommends nominees for election as directors. The Nominating Committee did not meet during 2004. Since the Company is a "controlled company" it is not required to have a nominating committee comprised solely of independent directors or a majority of independent directors. The nominating committee or majority of the independent directors, the Nominating Committee is not required to adopt a formal written charter addressing the nomination process or a policy with regard to the consideration of any director candidates recommended by security holders.

     Compensation Committee. The Compensation Committee consists of Jerome I. Feldman and George J. Pedersen (Chairman). The Compensation Committee is responsible for determining compensation for the Company's executive officers and for administering and granting awards under the Company's Long-Term Incentive Plan (the "Plan"). The Compensation Committee met once during 2004. See "Report of the Compensation Committee", below. Since the Company is a "controlled company" it is not required to have a compensation committee comprised solely of independent directors.


Compensation of Directors

     In 2004, the Board restructured director compensation so only those directors who were on the Audit Committee would receive compensation. All members of the audit committee are independent directors who are neither employees of the Company nor of GP Strategies. The 2004 director compensation structure is as follows:

                                                                     Estimated
                                   Annual                             Annual
  Title                            Retainer        Meetings         Compensation
--------------------------        -----------     -------------   -------------
Chairman, Audit Committee         $ 15,000         $ 8,000  (1)       $ 23,000

Audit Committeee Member           $ 10,000         $ 8,000  (1)       $ 18,000

     1 Includes $6,000 for estimated number of board meetings (4 times $1,500 each) and $2,000 for estimated number of Audit Committee meetings (4 times $500 each).

     At the discretion of the Board, each person who becomes a non-management director may receive an initial grant of options under the Plan to purchase shares of common stock having an exercise price per share equal to the fair market value of a share of common stock on the date such person first becomes a non-management director. Also at the discretion of the board, under the Plan, each non-management director serving as a director on December 31 of each calendar year may receive options to purchase shares of common stock with an exercise price per share equal to the fair market value of a share of common stock on such date. Usually, options granted under the Plan to non-management directors become exercisable in three installments with 40% vesting on the first anniversary of the date of grant and 30% vesting on each of the second and third anniversaries of the date of grant, subject to acceleration under certain circumstances such as a change of control. There were no options granted to the Directors in 2004.

                      PRINCIPAL EXECUTIVE OFFICERS OF THE
                       COMPANY WHO ARE NOT ALSO DIRECTORS

     The Board elects executive officers of the Company. Set forth below is certain information regarding the positions and business experience of each executive officer of the Company who is not also a director of the Company.

     Gill R. Grady, age 47. Mr. Grady has been a Senior Vice President since September 1999 and is currently responsible for business operations. Prior to this, he was responsible for executive oversight of business development as well as several administrative functions such as investor relations, human resources, contract administration and information technology. He has also held numerous senior management positions in business operations, marketing and project management with the Company. From 1992 through 1997, Mr. Grady was responsible for business development for the Company's Eastern European activities. Throughout his tenure, he has been the Company's liaison with the Department of Energy and with Congress for funding related to the Company's Eastern European activities.

     Jeffery G. Hough, age 50. Mr. Hough joined the Company in January 1999 as Senior Vice President and Chief Financial Officer. During 1999, he was elected both Treasurer and Secretary of the Company. Prior to joining the Company, from 1995 through 1998, Mr. Hough was the Chief Financial Officer and Treasurer of Yokogawa Industrial Automation America, Inc., a supplier of process control equipment. From 1982 through 1995, he held various financial management positions with two other suppliers of process control equipment, ABB Process Automation and Leeds & Northrop. Mr. Hough was an auditor for Price Waterhouse from 1977 to 1982.

     Harold D. Paris, age 50. Mr. Paris has served as Senior Vice President for Power Simulation since May 2001. Previously, Mr. Paris served as Vice President of Sales and Marketing for the Power Systems Business Unit, and has served in various marketing and business management positions with the Company and its predecessors since 1980.

Compensation of Executive Officers

Summary of Cash and Certain Other Compensation

     The following table sets forth information as to the compensation paid by the Company for services rendered by the Company's principal executive officer and the four other most highly compensated executive officers of the Company for the fiscal years ended December 31, 2004, 2003, and 2002.

                           SUMMARY COMPENSATION TABLE

                                                                      Long-Term Compensation
                                                                      -----------------------
                                                                         Awards       Payouts
                                                                       -----------------------
                                                                   Securities
    Name and Principal                                             Underlying       LTIP        All Other
        Position            Year      Salary        Bonus           Options        Payouts     Compensation
-------------------------------------------------------------------------------------------------------------------
John V. Moran  (1)          2004    $ 289,000         $ -                -           -        $ 1,922     (2)
Chief Executive Officer     2003       35,000           -                -           -              -
                            2002          -             -                -           -              -

Chin-Our Jerry Jen          2004    $ 172,500         $ -                -           -       $ 17,800     (3)
President & COO             2003      186,308           -                -           -         19,417     (4)
                            2002      195,961      45,900     (5)        -           -         16,046     (6)

Jeffery G. Hough            2004    $ 155,250         $ -                -           -       $ 12,074     (7)
Sr. Vice President & CFO    2003      154,100      40,000     (5)        -           -         12,756     (8)
                            2002      142,154       9,000     (5)        -           -         13,109     (9)

Gill R. Grady               2004    $ 138,958         $ -                -           -       $ 16,449    (10)
Sr. Vice President          2003      149,654           -                -           -         17,549    (11)
                            2002      143,307      12,500     (5)        -           -         14,263    (12)

Hal D. Paris                2004    $ 136,083    $ 21,300    (13)        -           -       $ 16,312    (14)
Sr. Vice President          2003      146,562           -                -           -         16,428    (15)
                            2002      140,538       9,000     (5)        -           -         14,041    (16)

     (1) In December 2003, GSE's Board of Directors elected John Moran, a GP Strategies executive, as Chief Executive Officer. Mr. Moran continued as a GP Strategies employee until December 15, 2004, however, Mr. Moran devoted 100% of his time to the performance of his duties as CEO of GSE. For 2004, the Company was charged $289,000 by GP Strategies for his compensation and benefits; for 2003, the Company was charged $35,000 by GP Strategies.
     (2) Personal gasoline expenditures.
     (3) Consists of $3,450 for Company retirement plan matching, $2,423 for executive group term life insurance premiums, $3,833 for club membership dues,$6,900 for car allowance and $1,194 for personal gasoline expenditures.
     (4) Consists of $3,726 for Company retirement plan matching, $2,683 for executive group term life insurance premiums, $4,308 for club membership dues,$7,754 for car allowance and $946 for personal gasoline expenditures.
     (5) Bonus paid for prior year performance.
     (6) Consists of $3,919 for Company retirement plan matching, $1,394 for executive group term life insurance premiums, $3,833 for club membership dues, and $6,900 for car allowance.
     (7) Consists of $752 for executive group term life insurance premiums, $3,833 for club membership dues, $6,900 for car allowance and $589 for personal gasoline expenditures.
     (8) Consists of $679 for executive group term life insurance premiums, $4,308 for club membership dues, $7,754 for car allowance and $15 for personal gasoline expenditures.
     (9) Consists of $1,712 for Company retirement plan matching, $664 for executive group term life insurance premiums, $3,833 for club membership dues, and $6,900 for car allowance.
    (10) Consists of $2,779 for Company retirement plan matching, $664 for executive group term life insurance premiums, $3,833 for club membership dues, $6,900 for car allowance and $2,273 for personal gasoline expenditures.
    (11) Consists of $2,993 for Company retirement plan matching, $684 for executive group term life insurance premiums, $4,308 for club membership dues, $7,754 for car allowance and $1,810 for personal gasoline expenditures.
    (12) Consists of $2,866 for Company retirement plan matching, $664 for executive group term life insurance premiums, $3,833 for club membership dues, and $6,900 for car allowance.
    (13) Bonus paid under change of control agreement related to the sale of the Company's Process Automation business in September 2003.
    (14) Consists of $3,148 for Company retirement plan matching, $649 for executive group term life insurance premiums, $3,833 for club membership dues, $6,900 for car allowance and $1,782 for personal gasoline expenditures.
    (15) Consists of $2,931 for Company retirement plan matching, $668 for executive group term life insurance premiums, $4,308 for club membership dues, $7,754 for car allowance and $767 for personal gasoline expenditures.
     (16) Consists of $2,810 for Company retirement plan matching, $498 for executive group term life insurance premiums, $3,833 for club membership dues, and $6,900 for car allowance.

Stock Options

     In 2004, no stock options were granted to the named executive officers (or any other Company employees). In the first quarter 2005, the Company granted the following options to the named executive officers:

                     OPTION GRANTS IN THE FIRST QUARTER 2005

                    Number of   Percent of
                   Securities   Total Options                              Potential Realizable Value at
                   Underlying   Granted to     Exercise of               Assumed Annual Rates of Stock Price
                      Options   Employees in   Base Price   Expiration    Appreciation for Option Term (3)
    Name           Granted (1)  1Q 2005 (2)    ($/share)      Date          0%          5%          10%
------------------------------  -----------   ------------  ---------  --------------------------------------
John V. Moran         48,376         8.1%      $   1.85      3/22/12        $ -     $ 36,434     $ 84,906
Chin-Our Jerry Jen    36,282         6.0%      $   1.85      3/22/12        $ -     $ 27,325     $ 63,680
Jeffery G. Hough      32,654         5.4%      $   1.85      3/22/12        $ -     $ 24,593     $ 57,312
Gill R. Grady         29,227         4.9%      $   1.85      3/22/12        $ -     $ 22,012     $ 51,297
Hal D. Paris          28,623         4.8%      $   1.85      3/22/12        $ -     $ 21,557     $ 50,237

(1)  The options were 100% vested at the date of grant.

(2) In addition to the option grants to the executive officers reported in the table, options with an average exercise price of $1.85 covering a total of 424,838 shares of common stock were granted to 42 other employees in the first quarter 2005.

(3) No gain to optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. A 0% increase in stock price will result in $0 gain for the optionees. The potential realizable amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5% and 10% appreciation rates set by the SEC, compounded annually, and therefore are not intended to forecast possible future appreciation, if any, of the company's stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The following table provides information on option exercises in 2004 by the named executive officers and the value of their unexercised options as of December 31, 2004.

                                                              Number of                     Value of Unexercised
                        # of Shares                       Securities Underlying                 In-the-Money
                         Acquired on        Value          Unexercised Options                    Options
                         Exercise        Realized             at 12/31/04                       at 12/31/04 (1)
                         ----------      ---------      ------------------------          ------------------------
                                                     Exercisable   Unexercisable      Exercisable   Unexercisable

John V. Moran                -             $ -            -              -             $     -              -
Chin-Our Jerry Jen           -               -         107,950           -                 16,065           -
Jeffery G. Hough             -               -          75,000           -                   -              -
Gill R. Grady                -               -          30,500           -                 10,500           -
Harold D. Paris              -               -          25,500           -                 10,500           -

Employment Agreements

     On March 10, 2000, the Company entered into change of control agreements with Messrs. Jen, Hough and Grady. On May 30, 2002, the Company entered into a similar agreement with Mr. Paris. Under these agreements, in the event of a termination of the individual's employment within 12 months of a change in business ownership structure, the executive is entitled to continuation of salary, bonus and all benefits for up to 12 months following termination of employment. The executive is also entitled to a bonus of 35% of base pay (30% for Messrs. Grady and Paris).

Executive Compensation Plan

     In December 2003, GSE's Board of Directors elected John Moran, a GP Strategies executive with experience in the power industry and simulation technology, as Chief Executive Officer. Mr. Moran continued as a GP Strategies employee, however, Mr. Moran devoted 100% of his time to the performance of his duties as CEO of GSE. Due to the related-party nature of this transaction, as GP Strategies owned 58% of the outstanding common stock of the Company, the Company's Audit Committee negotiated the compensation that the Company would pay to GP Strategies for Mr. Moran's services, rather than the Compensation Committee. After reviewing the nature of Mr. Moran's responsibilities as CEO of the Company and the level of compensation of the other executives of GSE, the Audit Committee approved a $35,000 charge by GP Strategies in 2003 for Mr. Moran's compensation and benefits; and approved a charge of $300,000 by GP Strategies in 2004 for Mr. Moran's compensation and benefits. As Mr. Moran became an employee of th e Company on December 16, 2004, the actual charge from GP Strategies for Mr. Moran's 2004 compensation was $289,000.

                      REPORT OF THE COMPENSATION COMMITTEE

     This report addresses the compensation of the Company's executive officers for the last fiscal year and the Company's general compensation philosophy. The Compensation Committee is responsible for determining compensation for the Company's executive officers and for granting awards under and administering the Company's Long-Term Incentive Plan. The Compensation Committee consists of Jerome I. Feldman and George J. Pedersen.

Compensation Philosophy

     The compensation program for the executive officers of the Company is developed and administered by the board and its Compensation Committee. Overall compensation policies regarding other officers and employees of the Company are established by the Compensation Committee, but the specific compensation program for such persons is developed and administered by Company management. The key goals of the Company's compensation program are to attract, retain and reward the most capable executives and other employees who can contribute (both short and long-term) to the success of the Company and to align compensation with the attainment of the business objectives of the Company.

Compensation of Principal Executive Officer

     Mr. Moran's compensation in 2004 was determined by the members of the Audit Committee in connection with his election as the Company's Chief Executive Officer in December 2003. The Audit Committee determined Mr. Moran's compensation based on an analysis of competitive salaries for positions with similar scope of responsibilities and job complexities for comparable companies. The Audit Committee determined Mr. Moran's compensation instead of the Compensation Committee since it was a related party transaction and the Audit Committee is comprised solely of independent directors.

Implementation Guidelines

     To implement the general compensation philosophy described above, the Company's executive compensation program has three primary components: (i) a base salary, (ii) bonus awards, and (iii) long-term incentive awards. The factors and criteria to be considered with respect to each of these components are set forth below.

     Base Salary. The range of the base salary for an executive or other employee position will generally be established based on competitive salaries for positions with a similar scope of responsibilities and job complexities. The level of base salary within the range of competitive salaries will be determined on the basis of individual performance, experience and other relevant factors, such as demonstrated leadership, job knowledge and management skills. Such determination will be made by the Compensation Committee, with regard to the Company's executive officers, and by management with regard to all other officers and employees consistent with the general overall compensation policies established by the Compensation Committee.

     Base salaries will be targeted within the appropriate competitive range, although higher compensation may be paid if necessary or appropriate to attract or retain unusually qualified executives. Annual or other base salary adjustments will be based on individual performance as well as other market factors. Base salary payments made in 2004 were made to compensate ongoing performance throughout the year.

     Bonus Awards. The bonus award is intended to focus the efforts of the executives and other employees on performance objectives in accordance with the business strategy of the Company.

     The Compensation Committee will administer incentive awards for the Company's executive officers. The Compensation Committee will review and assess the extent to which the overall Company performance goals have been met during the year and make such awards to the Company's executive officers. Management of the Company will be responsible for awarding bonus amounts to other officers and employees of the Company, taking into account the general compensation philosophy of the Company.

     No bonuses were awarded in 2004 to the Company's principal executive officer and the four other most highly compensated executive officers. However a deferred bonus payment of $21,300 was made to Mr. Paris in 2004 as per the terms of the change of control agreement related to the sale of the Company's Process Automation business in September 2003.

     Long-Term Incentive Awards. The third element of the Company's compensation program is provided through the Company's Long-Term Incentive Plan (the "Plan"), which is designed to align the interests of the officers and employees with those of stockholders. The Plan is intended to focus the efforts of officers and employees on performance which will increase the value of the Company for its stockholders.

     Pursuant to the Plan, the Compensation Committee may grant incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended, and may grant, among other types of awards, nonstatutory stock options to purchase shares of common stock. The Compensation Committee also may grant stock appreciation rights and award shares of restricted stock and incentive shares in accordance with the terms of the Plan. Subject to the terms of the Plan, the Compensation Committee will have discretion in making grants and awards under the Plan. The Compensation Committee may, however, consider the recommendations of management with respect to such grants and awards.

     Total direct compensation to the Company's executive officers (base salary, bonus awards and long-term incentive awards) will be targeted within the appropriate competitive range, although higher compensation may be paid if necessary to attract or retain unusually qualified executives.

     No options were granted to any of the named executive officers in 2004. In general, the Compensation Committee's decisions concerning the specific compensation elements for individual executive officers were made within the broad framework previously described and in light of each executive officer's level of responsibility, performance, current salary, prior year bonus and other compensation awards. In all cases, the Compensation Committee's specific decisions regarding 2004 executive officer compensation were ultimately based upon the Compensation Committee's judgment about the individual executive officer's performance and potential future contributions, and about whether each particular payment or award would provide an appropriate reward and incentive for that executive officer to contribute to, and enhance, the Company's performance.

     The Board of Directors, with the advice of the Compensation Committee, will reexamine the Company's compensation philosophy and objectives periodically and determine if changes should be considered.
                                             Compensation Committee

                                             George J. Pedersen, Chairman
                                             Jerome I. Feldman


Performance Graph

     The following graph sets forth a comparison of the percentage change in the cumulative total stockholder return on the Company's common stock compared to the cumulative total return of the American Stock Exchange - US & Foreign Index and a group of peer issuers selected on a line-of-business basis, consisting of Aspen Technology, Inc., GenSym Corporation and Honeywell International. for the period from January 1, 1999 through December 31, 2004. Honeywell International was selected to replace Emerson Electric Co. since Emerson was a peer of the Company's Process Automation business that was sold in September 2003. The graph was prepared for the Company by Coredata Inc. The stock price performance shown on the graph below is not necessarily indicative of future performance.

                                 12/31/1999     12/31/2000     12/31/2001      12/31/2002     12/31/2003     12/31/2004
   ---------------------------------------------------------------------------------------------------------------------
   GSE Systems, Inc.                 100.00          41.51          93.58            31.7          54.34          81.51
   ---------------------------------------------------------------------------------------------------------------------
   Peer Group Index                  100.00          83.95          60.81           43.71          62.97          67.91
   ---------------------------------------------------------------------------------------------------------------------
   Amex Market Index                 100.00          98.77          94.22           90.46         123.12         140.99
   ---------------------------------------------------------------------------------------------------------------------

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is currently comprised of Mr. Pedersen, who is the chairman of the Compensation Committee, and is chairman of the board, chief executive officer and president of ManTech; and Mr. Feldman, who is chairman of the board of the Company's board of directors, and is chairman of the board and chief executive officer of GP Strategies.

     The Compensation Committee acts on matters related to other directors, executive officers and related entity proposals. In accordance with applicable law, any matter related to a member of the Compensation Committee requires ratification by the independent directors or approval of the entire board.

Certain Relationships and Related Transactions

     GP Strategies beneficially owns approximately 59% of the Company. Jerome I. Feldman, GSE's Chairman of the Board, is also the Chairman of GP Strategies' Executive Committee of their Board of Directors and was GP Strategies' Chairman of the Board and Chief Executive Officer until April 26 2005. Scott N. Greenberg, a director of the Company, is also GP Strategies' Chief Executive Officer and a member of their Board of Directors, and was their President and Chief Financial Officer until May 2005. Douglas Sharp, the President of General Physics, is a director of the Company, and Andrea D. Kantor, GP Strategies' Vice President and General Counsel, is a director of the Company.

     In December 2003, GSE's Board of Directors elected John Moran, a GP Strategies executive with experience in the power industry and simulation technology, as Chief Executive Officer. Mr. Moran continued as a GP Strategies employee, however, Mr. Moran devoted 100% of his time to the performance of his duties as CEO of GSE. In 2003, GSE was charged $35,000 by GP Strategies for his compensation and benefits; in 2004 GSE was charged $289,000 by GP Strategies for Mr. Moran's compensation and benefits. On December 16, 2004, Mr. Moran became an employee of GSE.

     On January 1, 2004, the Company entered into a Management Services Agreement with GP Strategies Corporation in which GP Strategies agreed to provide corporate support services to GSE, including accounting, finance, human resources, legal, network support and tax. In addition, GSE uses the financial system of General Physics, a subsidiary of GP Strategies. In 2004, GSE was charged $685,000 for GP Strategies' services. The agreement has been extended through December 31, 2005 without an increase in the fee. The agreement can be renewed for successive one-year terms.

     In December 2003, GSE agreed to pay to General Physics, a fully-owned subsidiary of GP Strategies, approximately $35,000 for services performed by General Physics personnel in the fourth quarter 2003 for the implementation of the Management Services Agreement. In addition, GSE was charged $30,000 by General Physics for coverage under General Physics' directors and officers' liability and umbrella insurance for November and December 2003.

     On September 29, 2003 the Company amended the ManTech Preferred Stock issuance agreement to revise the conversion rate from $2.645 per share to $1.5526 per share. The change in conversion rate increased the number of common shares available upon conversion from 1,474,480 to 2,511,915. On October 23, 2003 ManTech elected to convert all of its preferred stock to common stock and sold all of its GSE common stock and subordinated debt to GP Strategies. Due to GP Strategies' acquisition of additional shares of the Company on that date, bringing its ownership of the common stock of the Company from approximately 22% to approximately 58%, the Company became a majority-owned subsidiary of GP Strategies.

     In March 2003, GP Strategies extended its $1.8 million limited guarantee of the Company's then credit facility and received 150,000 shares of the Company's common stock with a value of $180,000 in consideration of such extension. On March 30, 2004, the Company was added as an additional borrower under the Financing and Security Agreement between General Physics and a financial institution which expires on August 12, 2006. Under the terms of the agreement, $1.5 million of General Physics' available credit facility has been carved out for use by the Company. The line is collateralized by substantially all of the Company's assets and provides for borrowings of up to 80% of eligible accounts receivable and 80% of eligible unbilled receivables, up to a maximum of $1.5 million. GP Strategies also agreed to guarantee the Company's borrowings as part of its fee pursuant to the Management Services Agreement described above.

     In 2004, Michael Feldman received a salary of $85,000 from the Company as marketing manager of the Company and in 2003 received a salary of $16,000 from the Company. Michael Feldman currently receives an annual salary of approximately $110,000 from the Company as Managing Director, Marketing. Michael Feldman is the son of Jerome I. Feldman, the Company's Chairman and the Chairman of the Executive Committee of GP Strategies.

     On March 9, 2005, General Physics received a waiver to loan GSE ("GSE Loan") up to a maximum of $1.0 million that will be due and payable by no later than June 9, 2006 and will be on such other terms and conditions as are agreed upon by General Physics and GSE. The GSE Loan would be reduced by any amounts owed by GSE to GP Strategies and General Physics, primarily in connection with the Management Services Agreement, which aggregated approximately $570,000 as of March 31, 2005. Therefore, the availability under the GSE Loan would be approximately $430,000.


           PROPOSAL 2: AMENDMENT TO THE 1995 LONG-TERM INCENTIVE PLAN


     The Board proposes that the stockholders of the Company approve an amendment to the Long-Term Incentive Plan (As Amended and Restated Effective June 25, 2001) (the "Plan"), which currently expires on June 30, 2005. The Board has approved the amendment, subject to stockholder approval, which extends the life of the plan three years to June 30, 2008. There are currently $2.5 million shares reserved for issuance under the Plan, however, as of May 6, 2005 only 145,344 shares are available for grant under the plan. The Board is requesting and recommends to the stockholders ratification and approval of the Plan amendment to ensure that the Company maintains its ability to attract and retain executive personnel, key employees, and directors, through the issuance of option grants and to provide additional incentive by permitting certain key individuals to participate in the ownership of the Company. The following is information as of May 6, 2005 about shares of the Company's Common Stock that may be issued upon the exercise of options under the Company's Long-Term Incentive Plan (As Amended and Restated Effective June 25, 2001) (the "Plan").

   ------------------------------------------------------------------------------------------------------------

                       Number of securities to     Weighted average exercise       Number of securities
                       be issued upon exercise        price of outstanding         remaining available for
                       of outstanding options               options                 future issuance under
   Plan category                                                                  equity compensation plans
   ------------------------------------------------------------------------------------------------------------
   Equity
   compensation plan
   approved by
   security holders            2,140,776                     $3.62                       145,344
   ------------------------------------------------------------------------------------------------------------
   Equity
   compensation plan
   not approvedd by
   security holders                --                           --
   ------------------------------------------------------------------------------------------------------------
   Total                       2,140,776                     $3.62                       145,344
   ------------------------------------------------------------------------------------------------------------

     Following is a summary of the material provisions of the Plan, which is qualified in its entirety by the terms of the Plan that is published in this Proxy as Appendix A. A copy of the Plan may also be obtained from the Plan Administrator at the executive offices, 9189 Red Branch Road, Columbia, Maryland, 21045.

     The purpose of the Plan is to promote the long-term growth and profitability of the Company. The Plan is administered by the Board of directors or a committee of the Board (the "Administrator"). The Plan permits the granting of stock options to employees, directors or consultants (including incentive stock options and nonqualified stock options) stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards or any combination of these.

     The Administrator has the powers vested in it by the terms of the Plan, including determining the types of awards to be granted, number of shares covered by each award, prescribed grant agreements evidencing such awards, and the establishment of programs for granting awards. The Administrator has the authority to administer and interpret the Plan and to adopt and interpret the rules, regulations, agreements, guidelines and instruments as it determines are necessary or advisable. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries, and such other factors deemed relevant in accomplishing the purposes of the Plan.

     If amended as per the proposal, the Plan will terminate on June 30, 2008. All awards made under the Plan shall remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the terms of such awards.

     At this time the only awards that have been made under the Plan are nonqualified stock options. No tax consequences result from the grant of the option. An option holder who exercises a nonqualified stock option generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The Company will be entitled to a deduction in the amount of ordinary income so recognized.

     The rules governing the tax treatment of options and the receipt of shares in connection with such grants are quite technical; accordingly, the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as their interpretation may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

                    THE BOARD RECOMMENDS A VOTE FOR APPROVAL
                OF THE AMENDMENT TO THE LONG-TERM INCENTIVE PLAN
                (AS AMENDED AND RESTATED EFFECTIVE JUNE 25, 2001)





             PROPOSAL 3: APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, and subject to stockholder approval, the Board has appointed the firm of KPMG LLP as independent public accountants of the Company for the current fiscal year. The board has been advised by KPMG LLP that neither the firm nor any member of the firm has a direct or indirect financial interest in the Company or its subsidiaries.

     KPMG LLP became the Company's independent public accountants on March 17, 2000, replacing PricewaterhouseCoopers.

     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2004 and fees billed for other services rendered by KPMG LLP, together with a comparison of the fees for audit services and other services rendered by KPMG LLP in 2003.

                                      2004              2003

Audit fees                           $167,000          $149,000

Audit related fees (1)                 11,000            10,500

Tax fees (2)                            5,000            98,700
                                    ----------         ---------
             Total fees              $183,000          $258,200
                                    ==========         =========

        (1) Audit related fees consisted principally of fees for audits of financial statements of certain employee benefit plans.

        (2) Tax fees consisted of fees for tax consultation and tax compliance services.


     A representative of KPMG LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he/she desires to do so and will be available to respond to appropriate questions from stockholders.

     Ratification of the appointment of the independent public accountants requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the annual meeting. The stockholder's ratification of the appointment of KPMG will not impact the Audit Committee's responsibility pursuant to its charter to appoint, replace and discharge the independent auditors. If the stockholders do not ratify the appointment of KPMG LLP, the board of directors will reconsider the appointment.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
       RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC
                                   ACCOUNTANTS


                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the GSE Systems, Inc. Board of Directors is comprised of the three directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission (SEC) rules and American Stock Exchange (AMEX) listing standards. In addition, the Board of Directors has determined that Joseph W. Lewis is an "audit committee financial expert" as defined by applicable SEC rules and satisfies the "accounting or related financial management expertise" criteria established by AMEX. The Audit Committee operates under a written charter adopted by the Board of Directors.

     Management is responsible for the Company's internal controls and preparing the Company's consolidated financial statements. The Company's independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and appointing the Company's independent accountants.

     The Audit Committee reviewed and discussed the Company's consolidated financial statements for the year ended December 31, 2004 with management and the Company's independent accountants. Management represented to the Audit Committee that the Company's consolidated financials statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 61, Communication with Audit Committees, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG their independence and satisfied itself as to the auditor's independence.

     Based on the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2004 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC. In addition, the Audit Committee approved KPMG as the independent auditors for the Company for the fiscal year 2005.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

                           Joseph W. Lewis, Chairman
                             Dr. Sheldon L Glashow
                            Dr. Roger L. Hagengruber

Policy on Pre-Approval of Services Provided by the Independent Auditors

     Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of KPMG are subject to specific pre-approval policies of the Audit Committee. All audit and permitted non-audit services to be performed by KPMG require pre-approval of the Audit Committee or the Chairman of the Audit Committee. The procedures require all proposed engagements of KPMG for services of any kind be directed to the Company's Chief Financial Officer and then submitted for approval to the Audit Committee prior to the beginning of any service.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own more than 10% of the Company's common stock (the "Reporting Persons"), to file reports regarding their Company common stock ownership and changes in ownership with the SEC. These Reporting Persons are required by SEC regulations to provide the Company with copies of all Section 16(a) filings. Based solely on a review of the copies of such forms furnished to the Company, or written representations from certain Reporting Persons that such filings were not required, the Company believes that during 2004 the Reporting Persons complied with all Section 16(a) reporting requirements applicable to them.

                      CODE OF BUSINESS CONDUCT AND ETHICS

     The Company has adopted a Code of Ethics for Senior Financial Officers of the Company and its subsidiaries and a Conduct of Business Policy for directors, officers and employees of the Company and its subsidiaries. It is the Company's intention to disclose any waivers of such Code or Ethics or Conduct of Business Policy on the Company's website at www.gses.com. The Company will provide a copy of such Code of Ethics and Conduct of Business Policy to any person upon written request made to the Company's Secretary in writing to the following address: GSE Systems, Inc., Attn: Secretary, 9189 Red Branch Rd. Columbia, MD 21045.


                                 OTHER BUSINESS

     As of the date of this proxy statement, the Company does not know of any matters that will be presented for action at the annual meeting other than those expressly set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment.

                             COSTS OF SOLICITATION

     The costs of preparing, printing and mailing the materials used in the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by our officers and employees (who will receive no compensation therefor in addition to their regular salaries) by telephone or other means of communication.

                                 ANNUAL REPORTS

     The Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2004 was filed on March 17, 2005 and is not part of these proxy soliciting materials. The Annual Report is being mailed to the Company's stockholders together with this proxy statement.

                             STOCKHOLDER PROPOSALS

     In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with the 2006 annual meeting must do so no later than January 27, 2006 (or if the date of the 2006 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2005 Annual Meeting of Stockholders, a reasonable time before the Company begins to print and mail its proxy materials for the 2006 Annual Meeting of Stockholders) and are otherwise in compliance with applicable SEC regulations.

     In addition, in accordance with the Company's Bylaws, in order for a stockholder proposal to be properly brought before the 2006 annual meeting, a stockholder submitting a proposal must file a written notice with the Corporate Secretary which conforms to the requirements of the Bylaws. If the board or a designated committee or the officer who will preside at the stockholders' meeting determines that the information provided in such notice does not satisfy the informational requirements of the Bylaws or is otherwise not in accordance with law, the stockholder will be notified promptly of such deficiency and be given an opportunity to cure the deficiency within the time period prescribed in the Bylaws. Copies of the Company's By-laws are available to stockholders without charge upon request to the Company's secretary at the Company's address set forth above.

                                             By Order of the Board of Directors


                                             Jeffery G. Hough
                                             Secretary
Columbia, Maryland
May 16, 2005